Silicon Valley Office 1755 Embarcadero Road Palo Alto, California 94303
TELEPHONE: +1.650.739.3939 FACSIMILE: +1.650.739.3900

May 10, 2019
SunPower Corporation
77 Rio Robles
San Jose, CA 95134
Re: Registration Statement on Form S-8 Filed by SunPower Corporation
Ladies and Gentlemen:
We have acted as counsel for SunPower Corporation, a Delaware corporation (the “Company”), in connection with the registration of 4,235,385 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the SunPower Corporation 2015 Omnibus Incentive Plan (the “Plan”), together with the Preferred Stock Purchase Rights which currently are attached to, and trade with, the Common Stock (the “Rights”). The terms of the Rights are set forth in the Amended and Restated Rights Agreement, dated November 16, 2011, by and between the Company and Computershare Trust Company, N.A., as Rights Agent, as amended (the “Rights Agreement”). In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.
the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for such shares is at least equal to the stated par value thereof.

2.	When issued in accordance with the terms of the Rights Agreement, the Rights will constitute valid and binding obligations of the Company.
The opinions expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
In rendering the opinion set forth in paragraph 2 above, we have also assumed that (i) the board of directors of the Company (the “Board of Directors”) has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (ii) the Rights Agreement constitutes a valid and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

Silicon Valley Office 1755 Embarcadero Road Palo Alto, California 94303
TELEPHONE: +1.650.739.3939 FACSIMILE: +1.650.739.3900

In rendering the opinions above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day